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                                                                      EXHIBIT 21


                               WESTERN ATLAS INC.

                         SUBSIDIARIES OF THE REGISTRANT



                                             JURISDICTION          PERCENTAGE
                                                  OF                   OF
 NAME OF SUBSIDIARY                          INCORPORATION          OWNERSHIP
 ------------------                          -------------         ----------
 Western Research Holdings, Inc.               Delaware               100
 Western Atlas International, Inc.             Delaware               100
 PetroAlliance Services Company, Ltd.          Cyprus                  50

The Registrant has additional operating subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.

All above-listed subsidiaries were consolidated in the Registrant's financial statements.


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